UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2005

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33395	42-1406317
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 7, 2005, our board of directors adopted a compensation arrangement for our non-employee directors, effective as of the date of our 2005 Annual Meeting of Stockholders. The compensation arrangement provides for the following:

•	the quarterly retainer fee is increased to $18,750 for each non-employee director and all meeting fees have been eliminated;

•	an additional quarterly retainer fee of $2,500 for the chairman of our board’s audit committee;

•	an additional quarterly retainer fee of $1,250 for each chairman of our board’s compensation committee and nominating and governance committee; and

•	a grant of restricted shares of our common stock (or, in the discretion of the compensation committee, equivalent equity-based incentives payable in common stock) to each non-employee director, which shall be granted as of the date of each of our Annual Meetings of Stockholders, beginning in 2005, in a number equal to $75,000 divided by the last reported sale price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date, which shall vest in full as of the immediately succeeding Annual Meeting of Stockholders.

Any cash amounts paid to a non-employee director under this arrangement will be eligible, at the election of the director, for payment pursuant to our non-employee directors deferred stock compensation plan.

On February 7, 2005, our board also adopted a policy, effective immediately, under which we will grant to each new non-employee director, as of the date on which such director is first elected to the board, a non-qualified stock option to purchase 10,000 shares of our common stock, which option shall:

•	have an exercise price equal to the last reported sale price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date, and

•	vest in three annual installments.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Summary of Board of Director Compensation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: February 10, 2005	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Summary of Board of Director Compensation